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                 [Buchanan Ingersoll Professional Corporation]

                                                              Exhibit 8(b)

                                August 28, 1998

Mylan Laboratories Inc.
130 Seventh Street
1030 Century Building
Pittsburgh, Pennsylvania 15222

Ladies and Gentlemen:

  We have acted as special counsel to Mylan Laboratories Inc., a Pennsylvania corporation ("Mylan"), in connection with its Registration Statement on Form S-4 (No. 333-61959) (the "Registration Statement") filed with the Securities and Exchange Commission.

  For purposes of this opinion, we have reviewed the discussion set forth in the Registration Statement under the caption "The Merger--Certain Federal Income Tax Consequences" (the "Tax Discussion"). We have also reviewed a copy of the Agreement and Plan of Merger by and among Mylan, MLI Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Mylan, and Penederm Incorporated, a Delaware corporation ("Penederm"), dated June 24, 1998, filed as Appendix A to the Registration Statement (the "Merger Agreement"), the exhibits and schedules to the Merger Agreement, and such certificates and other documents we have deemed necessary or advisable for the purpose of expressing the opinion contained herein.

  With respect to the documents which we have reviewed, we have assumed, without investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We have also assumed the continued accuracy of the facts and representations of the parties to the Merger Agreement set forth in Sections 8.4(a) and 8.4(b) of the Merger Agreement and that the transactions described in the Merger Agreement will be consummated in the manner contemplated thereby.

  Based upon and subject to the accuracy of the foregoing, we are of the opinion that the Tax Discussion, insofar as it constitutes a statement of United States federal income tax law, is accurate in all material respects.

  This opinion is rendered solely to you and may not be relied upon or furnished to any other person without our prior written consent.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions "The Merger--Certain Federal Income Tax Consequences" and "Legal Matters" in the Registration Statement. In providing our consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                  Very truly yours,

                                                  /s/ Buchanan Ingersoll

                                                  Buchanan Ingersoll

                                                  Professional Corporation